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Exhibit 99.1

Investors contact:	Donald J. Edwards: (312) 327-4531 or Ellen Billings: (214) 871-5937

FOR IMMEDIATE RELEASE

LIBERTÉ INVESTORS, INC. AGREES TO ACQUIRE USAUTO HOLDINGS

        Dallas, TX, December 15, 2003—Liberté Investors, Inc. (NYSE: LBI) today announced that it has entered into a definitive merger agreement under which Liberté will acquire USAuto Holdings, a Tennessee-based provider of non-standard consumer automobile insurance. As a result of the contemplated merger, Liberté will acquire 100% of the stock of USAuto for $76 million in cash and 13.25 million newly issued shares of Liberté. Up to an additional 750,000 shares will be issued to USAuto's stockholders if certain operating performance criteria are achieved in 2004. Liberté will finance the cash portion of the merger consideration by using the proceeds of a new equity issuance and existing cash. The acquisition, which has been approved by Liberté's Board of Directors, is contingent upon various conditions, including approval by Liberté's stockholders and approval by certain state insurance authorities. Gerald J. Ford, Liberté's Chairman and 45% stockholder, has agreed to vote his shares in favor of the acquisition. Morgan Joseph & Co. Inc. served as a financial advisor to Liberté and rendered a fairness opinion to its Board of Directors.

        Upon closing of the transaction, which is expected in approximately 90 days, Liberté will change its name to First Acceptance Corporation and relocate its headquarters to Nashville, Tennessee. In addition, Stephen J. Harrison, Chief Executive Officer of USAuto, will replace Donald J. Edwards as Chief Executive Officer of Liberté, and Thomas M. Harrison, Chief Operating Officer of USAuto, will become Executive Vice President of Liberté. Gerald J. Ford will remain Chairman of the Board and Donald J. Edwards will remain a Director and enter into a four year advisory relationship with the Company.

        "We are very excited to announce the acquisition of USAuto," said Mr. Edwards. "This transaction provides Liberté with a premier platform in the rapidly growing area of non-standard auto insurance. In USAuto we have acquired one of the most dynamic and highly profitable companies in the industry. USAuto has developed a unique business model, based on a proprietary technology platform, which vertically integrates the agency, underwriting and servicing components of auto insurance."

        Mr. Ford commented, "I am very pleased to say that in this transaction we have acquired not only an excellent company, but an outstanding new Chief Executive Officer as well. Steve Harrison is one of the most experienced auto insurance executives in the United States, and I am confident he, with support from the Board, will lead Liberté into an era of growth. Steve and Tom have shown a great commitment to our company and our stockholders by taking almost 90% of the consideration for their USAuto shares in the form of Liberté stock." Mr. Ford added, "At this time I also wish to thank Don for his service and for establishing a new foundation at Liberté with this acquisition. I look forward to continuing to work with him as a Director."

        Mr. Harrison commented, "I am excited to be part of a new era for both Liberté and USAuto. In the combined company we have a great operating platform, significant capital for future growth and a strong, experienced Board. I look forward to working with Jerry and Don to build the company into one of the leading auto insurance companies in the U.S."

Forward Looking Statements

        Statements in this release that are not historical, including without limitation statements regarding the plans, expectations, assumptions and estimations with respect to the transaction and the results thereof, are considered forward-looking statements and speak only as of the date hereof. These statements can be identified by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other such words and terms of similar meaning. As such, these statements are subject to a number of risks and uncertainties. Actual results may be materially different from those expressed or implied by these statements. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of regulatory approvals for the transaction, the risk that the companies may be required to modify aspects of the transaction to obtain regulatory approvals, the possibility that the transaction will not close or that a delay in the timing thereof will be experienced, the individual risks faced by each company, including as a result of the announcement of the transaction. More information about these risks and uncertainties and other risks and uncertainties facing Liberté may be found in the most recent Form 10-K and in the subsequent Form 10-Qs and other periodic filings of Liberté with the U.S. Securities and Exchange Commission. Liberté does not undertake to publicly update or revise any forward-looking statements contained herein even if experience or future changes or circumstances make it clear that any projected results expressed or implied therein will not be realized.

Additional Information

        Liberté will file a joint proxy statement/prospectus and other related documents concerning the proposed merger transaction with the SEC. Investors are urged to read the joint proxy statement/prospectus when it becomes available and any other related documents filed with the SEC because such will contain important information regarding Liberté, USAuto and the transaction. These documents, and the annual, quarterly and special reports, proxy and information statements and other filings of Liberté can be obtained free of charge at the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC by Liberté may be obtained free of charge by directing a request to Ellen Billings, Secretary, by mail at 200 Crescent Court, Suite 1365, Dallas, Texas 75201 or telephone (214) 871-5935. Certain directors and executive officers of Liberté and USAuto may be deemed to be participants in the solicitation of proxies from the stockholders of Liberté in connection with the merger. Information about such directors and executive officers of Liberté and their ownership of Liberté stock is set forth in the proxy statement for the 2003 annual meeting of its stockholders. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.

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LIBERTÉ INVESTORS, INC. AGREES TO ACQUIRE USAUTO HOLDINGS